®

PRESS RELEASE

www.inhibitex.com

FOR IMMEDIATE RELEASE

INHIBITEX REPORTS PROMISING TOP-LINE RESULTS FROM PHASE II TRIAL
OF FV-100 FOR THE TREATMENT OF SHINGLES

-Clinical Proof-of-Concept Achieved in Shingles Patients-
-Company to Host Conference Call this Afternoon at 4:30 p.m. EST to Discuss Results-

ATLANTA, GA – December 13, 2010 — Inhibitex, Inc. (Nasdaq: INHX) today reported top-line safety and efficacy data from its Phase II clinical trial of FV-100, an oral antiviral compound being developed to treat herpes zoster, more commonly referred to as shingles. The study was the first clinical trial to assess the antiviral activity of FV-100, included 350 shingles patients and compared two once-daily doses of FV-100 (200 mg and 400 mg) to an active control, valacyclovir, one of the most commonly-used antiviral drugs to treat shingles. Valacyclovir was administered three times per day at 1,000 mg per dose, or 3,000 mg daily.

Numerically favorable treatment differences were observed for both doses of FV-100 compared to valacyclovir for the primary composite endpoint of the study, defined as the reduction in the severity and duration of shingles-associated acute pain over the first 30 days post-infection, or the Burden of Illness (BOI30 AUC). There were also favorable treatment differences observed for key secondary pain endpoints, including the reduction in the severity and duration of shingles-associated pain over 90 days (BOI90 AUC) and the incidence of post herpetic neuralgia, or PHN. The treatment differences observed between either of the FV-100 cohorts and the valacyclovir-treated subjects were not statistically significant. FV-100 was generally well tolerated at both dose levels, and demonstrated a similar adverse event profile as compared to valacyclovir.

“FV-100 has now demonstrated, in a well controlled trial, favorable treatment outcomes in shingles patients with the added benefit of once-daily dosing,” stated Stephen Tyring, MD, PhD, a virologist at the Center for Clinical Studies in Webster, Texas and principal investigator of the Phase II trial. “These data support the potential of FV-100 as an effective, well tolerated, once-daily therapy for the treatment of shingles.”

“We believe the tolerability profile and treatment advantages observed across the various pain endpoints in this proof-of-concept study confirm FV-100’s potential as a standard of care therapy for the treatment of shingles,” stated Russell H. Plumb, CEO and President of Inhibitex, Inc. “The treatment outcomes observed with the higher dose of FV-100 for the reduction of longer-term shingles-associated pain, and in particular, preventing PHN, are especially encouraging. Upon our review of the complete data set from the trial, we will evaluate the clinical and regulatory pathways for FV-100 and determine the next steps in its development.”

FV-100 Efficacy Summary

Shingles patients who received 200 mg or 400 mg FV-100 experienced 3% and 7%, respectively, relative treatment differences compared to patients treated with valacyclovir as measured by the primary endpoint. In addition, patients treated with 200 mg and 400 mg FV-100 experienced a respective 4% and 14% reduction in the burden of shingles-associated pain over the first 90 days compared to those treated with valacyclovir. Further, 18% and 12% of the patients receiving 200 mg and 400 mg FV-100, respectively, developed PHN, compared to 20% of the valacyclovir-treated patients, resulting in relative treatment differences of 12% and 39%, respectively. In patients receiving valacyclovir, the time to lesion crusting was faster than those patients receiving FV-100; however, no differences were noted between the treatment arms on time to full lesion healing. The three treatment arms were well-balanced with regard to demographics and baseline shingles-associated pain levels.

The following table reflects the treatment outcomes among the three treatment arms with respect to the key shingles-associated pain endpoints on the modified intent-to-treat population:

	Primary Endpoint	Key Secondary Pain Endpoints

Cohort (N)	Least Squares Mean BOI30 days AUC ± S.E.	Least Squares Mean BOI90days AUC ± S.E.	Incidence of PHN (%)

200 mg FV-100 (N=107)	114.49 ± 6.24	221.53 ± 19.51	17.8

400 mg FV-100 (N=113)	110.31 ± 6.08	196.94 ± 19.01	12.4

3000 mg valacyclovir (N=109)	117.96 ± 6.25	229.59 ± 19.55	20.2

FV-100 Safety Summary

A comparison of adverse events between the three treatment arms in the study demonstrated that the overall tolerability and side effect profile of both doses of FV-100 was comparable to valacyclovir. All three treatment arms showed a relatively low proportion of adverse events and serious adverse events. In the 400 mg FV-100 dose group, the most common adverse events were headache (reported in 13% of patients) and nausea (9%); no patient discontinued because of headache and one patient terminated due to nausea (grade 1).  The most common adverse events in the valacyclovir cohort were nausea (6%) and upper abdominal pain (5%).

The following table summarizes the top-line adverse event findings from the trial:

			3000 mg
Number (%) of	200 mg FV-100	400 mg FV-100	valacyclovir
Patients Reporting:	(N=117)	(N=117)	(N=116)

Any AE	46.2	54.7	42.2

Treatment-Related AEs	20.5	25.6	19.8

Discontinuation of	1.7	1.7	1.7
Drug for AE

SAEs	0	4.3	3.4

Treatment-Related SAEs	0	0	1.7

About the Phase II Trial Design

The Phase II clinical trial was the first clinical trial of FV-100 in shingles patients. The trial was a well-controlled, double-blind study comparing FV-100 to an active control (valacyclovir). A total of 350 patients, aged 50 years and older who had shingles-associated pain and presented to the clinic within 72 hours of their first shingles lesion appearing, were equally randomized to one of three treatment arms: 200 mg FV-100 administered once daily for seven days; 400 mg FV-100 administered once daily for seven days; or 1,000 mg valacyclovir administered three times per day for seven days. In addition to further evaluating its safety and tolerability, the objectives of the trial were to evaluate the potential therapeutic benefit of FV-100 in reducing (i) the severity and duration of shingles-associated pain, (ii) the incidence of PHN, (iii) the time to lesion crusting and healing and, (iv) the use of concomitant pain medications, as compared to valacyclovir. The primary efficacy analysis was conducted on the modified intent-to-treat population, which included all intent-to-treat subjects but excluded subjects whose lesions were PCR (-) for varicella zoster virus and PCR (+) for herpes simplex virus. The efficacy endpoints were calculated using a last observation carried forward methodology.

Conference Call and Webcast Information

Inhibitex’s management team will discuss the top-line data and results of the Phase II trial of FV-100 via a webcast and conference call today at 4:30 p.m. EST. To access the conference call, dial (877) 407-9210 (domestic) or (201) 689-8049 (international). A replay of the call will be available from 11:00 a.m. EST on December 14 until January 13, 2011 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference ID # 362868. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Shingles and FV-100

Shingles is an infection caused by the reactivation of the varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that more than 2.5 million new cases of shingles occur each year, and that one in four adults will suffer from shingles during their lifetime. While shingles can develop in adolescents or adults of any age, it occurs predominantly in individuals 40 years of age and older. Shingles is generally characterized by skin lesions or rash, acute infection-related pain, and in many cases, PHN, which is a painful and often debilitating chronic complication that impacts approximately one out of every five shingles patients. PHN can last for months or possibly years, and has been shown to have a measurable and significant impact on patients’ quality of life and functional status.

About Inhibitex

Inhibitex, Inc. is a biopharmaceutical company focused on developing products to prevent and treat serious infectious diseases. In addition to FV-100, the Company’s clinical stage pipeline includes INX-189, a nucleotide polymerase inhibitor in Phase 1b development for the treatment of chronic infections caused by hepatitis C virus (HCV). The Company also has additional HCV nucleotide polymerase inhibitors in various stages of preclinical development, and has licensed the use of its proprietary MSCRAMM® protein platform to Pfizer for the development of active staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding the potential of FV-100 as a well-tolerated, effective low dose, once-daily therapy for the treatment of shingles; FV-100’s potential as a standard of care therapy for the treatment of shingles; and the Company’s intent to evaluate the clinical and regulatory pathways for FV-100 and determine the next steps in its development, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk that further assessment of the data from this or future clinical trials, communications with regulatory authorities, or other factors may result in the Company not pursuing the development of FV-100, and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, as filed with the SEC on November 15, 2010. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
Inhibitex® and MSCRAMM® are registered trademarks of Inhibitex, Inc.

Contacts:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

Lee M. Stern, CFA
The Trout Group
(646) 378-2922
lstern@troutgroup.com